Exhibit 99.1

Morgan Stanley Reports Fourth Quarter and Full Year 2017

•	Fourth Quarter Net Revenues of $9.5 Billion; Earnings per Diluted Share of $0.29	•	Full Year Net Revenues of $37.9 Billion; Earnings per Diluted Share of $3.09

•	Excluding the Net Discrete Tax Provision of $1.0 Billion, Earnings per Diluted Share of $0.84[1],[2]	•	Full Year Earnings per Diluted Share of $3.60 Excluding the Net Discrete Tax Provision[1],[2]

•	Investment Banking Ranked #1 in Global IPOs and Global Equity; Continued Strength in Equity Sales and Trading[3]	•	Full Year Results Reflect Revenue and Pre-Tax Income Growth Across All Segments

•	Record Quarterly Wealth Management Revenues of $4.4 Billion; Pre-Tax Margin of 26%[1],[4]	•	Full Year Return on Equity of 8.1%, or 9.4% Excluding the Impact of Net Discrete Tax Provision[1],[5]

James P. Gorman, Chairman and Chief Executive Officer, said, “Over the course of the full year we achieved the strategic objectives outlined two years ago. In 2017, pre-tax earnings grew by 18%, driven by a 10% increase in revenues, with growth across all our business segments. This, coupled with strong expense discipline demonstrates the Firm’s operating leverage. We enter 2018 with strong momentum aided by rising interest rates, tax reform and an evolving regulatory framework.”

Financial Overview

NEW YORK, January 18, 2018 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.5 billion for the fourth quarter ended December 31, 2017 compared with $9.0 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $686 million, or $0.29 per diluted share.2,6  Results for the current quarter included a net discrete tax provision of $990 million or a loss of $0.55 per diluted share as described below.2  Excluding net discrete tax items, net income applicable to Morgan Stanley was $1.7 billion, or $0.84 per diluted share compared with net income of $1.5 billion, or $0.74 per diluted share, for the same period a year ago.2,6

In the current quarter, the Firm recorded a net discrete tax provision of $990 million, comprised of an approximate $1.2 billion net discrete tax provision as a result of the enactment of the Tax Cuts and Jobs Act (“Tax Act”), primarily from the remeasurement of certain net deferred tax assets using the lower enacted corporate tax rate, partially offset by an approximate $168 million net discrete tax benefit primarily associated with the remeasurement of reserves and related interest relating to the status of multi-year Internal Revenue Service tax examinations. 7

Compensation expense of $4.3 billion increased from $4.1 billion a year ago on higher revenues.  Non-compensation expenses of $2.8 billion compared with $2.7 billion a year ago.  The Firm’s expense efficiency ratio for the current quarter was 74%.8

The annualized return on average common equity in the current quarter was 2.9 percent, or 8.6 percent excluding the impact of the net discrete tax provision.5

Summary of Firm Results

	MS Net Income ($mm)[9]		EPS		ROE
	As Reported	Adjusted(a)	As Reported	Adjusted(a)	As Reported	Adjusted(a)
4Q17	$686	$1,676	$0.29	$0.84	2.9%	8.6%
FY17	$6,154	$7,079	$3.09	$3.60	8.1%	9.4%

(a) Results adjusted to exclude the fourth quarter net discrete tax provision that resulted from the Tax Act and other intermittent discrete tax benefits. 2,5,7,10

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Summary of Segment Results
 (dollars in millions)
	Net Revenues		Pre-Tax Income[11]
	4Q 2017	4Q 2016	4Q 2017	4Q 2016
Institutional Securities	$4,523	$4,614	$1,235	$1,326
Wealth Management	$4,407	$3,990	$1,150	$891
Investment Management	$637	$500	$80	$28
Firm	$9,500	$9,021	$2,471	$2,246
Business Highlights

•	Institutional Securities net revenues were $4.5 billion reflecting strength in both underwriting and equity sales and trading, with lower results in fixed income sales and trading.
•	Wealth Management net revenues were $4.4 billion and pre-tax margin was 26%.[4] Fee-based asset flows for the quarter were a record $20.9 billion.
•	Investment Management net revenues were $637 million. Assets under management were $482 billion and reflect positive net flows of $23.9 billion.

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $1.2 billion compared with pre-tax income of $1.3 billion a year ago.  Net revenues for the current quarter were $4.5 billion compared with $4.6 billion a year ago.

•	Investment Banking revenues of $1.4 billion increased from $1.3 billion a year ago:
-	Advisory revenues of $522 million decreased from $628 million a year ago on lower levels of completed M&A activity.
-	Equity underwriting revenues of $416 million increased from $225 million in the prior year quarter driven by higher revenues on IPOs and follow-on offerings.
-	Fixed income underwriting revenues of $499 million increased from $421 million in the prior year quarter reflecting higher non-investment grade loan fees.
•	Sales and Trading net revenues of $2.7 billion decreased from $3.2 billion a year ago:
-
Equity sales and trading net revenues of $1.9 billion decreased from $2.0 billion a year ago reflecting lower revenues in execution services driven by a decline in derivatives, partially offset by increases in the financing business.

-
Fixed Income sales and trading net revenues of $808 million decreased from $1.5 billion a year ago primarily driven by lower results in rates and foreign exchange, partially offset by increases in credit products.  Results in the prior year quarter reflected improved market conditions following the U.S. elections.

-
Other sales and trading net losses of $43 million compared with net losses of $234 million in the prior year period reflecting lower funding and liquidity costs and lower losses associated with corporate loan hedging activity.

•	Investment revenues of $213 million increased from $3 million a year ago reflecting an increase in the value of Institutional Securities’ business-related investments.
•	Compensation expense of $1.6 billion and non-compensation expenses of $1.7 billion for the current quarter were relatively unchanged from a year ago.

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $38 million compared with $43 million from the third quarter of 2017 and $39 million in the fourth quarter of the prior year.12

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.2 billion compared with $891 million in the fourth quarter of last year.  The quarter’s pre-tax margin was 26%.4  Net revenues for the current quarter were $4.4 billion compared with $4.0 billion a year ago.

•	Asset management revenues of $2.5 billion increased from $2.2 billion a year ago reflecting higher asset levels and positive flows.
•
Transactional revenues[13] of $790 million increased from $774 million a year ago primarily reflecting gains on investments associated with certain employee deferred compensation plans, partially offset by lower fixed income revenues.

•
Net interest income of $1.1 billion increased from $984 million a year ago driven by growth in bank lending and higher interest rates.  Wealth Management client liabilities were $80 billion at quarter end compared with $73 billion in the prior year quarter.[14]

•
Compensation expense for the current quarter of $2.4 billion increased from $2.2 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $837 million decreased from $876 million a year ago.  Results for the prior year quarter included a provision in connection with the reporting of incorrect cost basis tax information to the Internal Revenue Service and retail brokerage clients.

Total client assets were $2.4 trillion and client assets in fee-based accounts were $1.0 trillion at the end of the quarter.  Fee-based asset flows for the quarter were $20.9 billion.

Wealth Management representatives of 15,712 produced average annualized revenue per representative of $1.1 million in the current quarter.15

Investment Management

Investment Management reported pre-tax income from continuing operations of $80 million compared with $28 million in the fourth quarter of last year.  Net revenues of $637 million increased from $500 million in the prior year.

•	Asset management revenues of $572 million increased from $512 million in the prior year quarter on higher levels of assets under management.
•	Investment revenues of $112 million compared with investment losses of $24 million in the prior year quarter. Results for the prior year quarter included sales and markdowns of legacy assets.
•
Other revenues were a loss of $46 million compared with revenue of $3 million in the prior year reflecting an impairment of Investment Management’s non-controlling interest in a third party asset manager.

•
Compensation expense for the current quarter of $303 million increased from $249 million a year ago principally due to an increase in deferred compensation associated with carried interest.  Non-compensation expenses of $254 million increased from $223 million a year ago on higher brokerage and clearing expenses.

•	Assets under management or supervision at December 31, 2017 were $482 billion compared with $417 billion a year ago.

FULL YEAR RESULTS

Full year net revenues were $37.9 billion compared with $34.6 billion a year ago.  Net income applicable to Morgan Stanley for the current year was $6.2 billion, or $3.09 per diluted share.2,6  Results for the current year included a net discrete tax provision of $925 million or a loss of $0.51 per diluted share as described below.2  Excluding net discrete tax items, net income applicable to Morgan Stanley was $7.1 billion, or $3.60 per diluted share compared with net income of $5.9 billion, or $2.88 per diluted share, a year ago.2,6

For the current year, the Firm recorded a net discrete tax provision of approximately $925 million, comprised of an approximate $1.2 billion net discrete tax provision as a result of the enactment of the Tax Act, primarily from the remeasurement of certain net deferred tax assets using the lower enacted corporate tax rate, partially offset by an approximate $233 million net discrete tax benefit primarily associated with the remeasurement of reserves and related interest relating to the status of multi-year Internal Revenue Service tax examinations.7

The Firm’s compensation expense of $17.2 billion for the current year increased from $15.9 billion a year ago.  Non-compensation expenses of $10.4 billion compared with $9.9 billion a year ago.  The Firm’s expense efficiency ratio for the full year was 73%.8

The return on average common equity in the current year was 8.1 percent or 9.4 percent excluding the impact of the net discrete tax provision for the full year ended 2017.5

Full Year Summary of Segment Results
 (dollars in millions)
	Net Revenues		Pre-Tax Income[11]
	FY 2017	FY 2016	FY 2017	FY 2016
Institutional Securities	$18,813	$17,459	$5,644	$5,123
Wealth Management	$16,836	$15,350	$4,299	$3,437
Investment Management	$2,586	$2,112	$456	$287
Firm	$37,945	$34,631	$10,403	$8,848

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $5.6 billion compared with $5.1 billion a year ago.  Net revenues for the current year were $18.8 billion compared with $17.5 billion a year ago.  Compensation expense of $6.6 billion increased from $6.3 billion a year ago on higher revenues.  The compensation to net revenue ratio for the current year was 35%.  Non-compensation expenses of $6.5 billion compared with $6.1 billion a year ago.

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $4.3 billion compared with $3.4 billion a year ago.  Net revenues for the current year were $16.8 billion compared with $15.4 billion a year ago.  The current year’s pre-tax margin was 25.5%.4  Compensation expense was $9.4 billion compared with $8.7 billion a year ago.  The compensation to net revenue ratio for the current year was 56%.  Non-compensation expenses of $3.2 billion for the current year were relatively unchanged from a year ago.

Investment Management

Investment Management reported pre-tax income from continuing operations of $456 million compared with $287 million a year ago. Net revenues of $2.6 billion increased from $2.1 billion a year ago. Compensation expense was $1.2 billion compared with $937 million a year ago. Non-compensation expenses of $949 million compared with $888 million a year ago.

Capital

As of December 31, 2017, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under Standardized Approach transitional provisions were approximately 16.5% and 18.9%, respectively.16

As of December 31, 2017, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio under the Standardized Approach and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 16.0% and 6.4%, respectively.16,17,18

At December 31, 2017, book value and tangible book value per common share were $38.54 and $33.48,19 respectively, based on approximately 1.8 billion shares outstanding.

Other Matters

The effective tax rate from continuing operations for the quarter was 71.5%, or 31.4% excluding the impact of the net discrete tax provision.10,20  The effective tax rate from continuing operations for the full year was 39.7%, or 30.8% excluding the impact of the net discrete tax provision.10,20

During the quarter ended December 31, 2017, the Firm repurchased approximately $1.25 billion of its common stock or approximately 25 million shares.  During the year ended December 31, 2017, the Firm repurchased $3.75 billion of its common stock or approximately 80 million shares.

The Board of Directors declared a $0.25 quarterly dividend per share, payable on February 15, 2018 to common shareholders of record on January 31, 2018.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2016 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for, U.S. GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
2 Net income (loss) applicable to Morgan Stanley and earnings (loss) per diluted share, excluding intermittent net discrete tax items are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of operating performance.  The 2017 intermittent net discrete tax provision adjustment is comprised of an approximate $1.2 billion net discrete tax provision as a result of the enactment of the Tax Act, partially offset by a net discrete tax benefit of $168 million for the quarter and $233 million for the full year, primarily associated with the remeasurement of reserves and related interest relating to the status of multi-year Internal Revenue Service (IRS) tax examinations.  The 2017 intermittent net discrete tax provision adjustment does not include the recurring-type discrete tax benefit associated with the accounting guidance related to employee share-based payments (refer to footnote 10).  The fourth quarter and full year of 2016 reflected a net discrete tax benefit of $135 million and $68 million, respectively, also related to the remeasurement of reserves and related interest due to new information regarding the status of a multi-year IRS tax examination.  The reconciliation of these financial measures from a reported to adjusted basis are as follows (net income and number of shares are presented in millions):
	4Q 2017	4Q 2016	FY 2017	FY 2016

Net income (loss) applicable to MS	$686	$1,666	$6,154	$5,979
Impact of Net Discrete Tax Items	$(990)	$135	$(925)	$68
Net income (loss) applicable to MS - Adjusted	$1,676	$1,531	$7,079	$5,911

Earnings (loss) per diluted share	$0.29	$0.81	$3.09	$2.92
Impact of Net Discrete Tax Items	$(0.55)	$0.07	$(0.51)	$0.04
Earnings (loss) per diluted share - Adjusted	$0.84	$0.74	$3.60	$2.88

Average diluted shares	1,796	1,853	1,821	1,887

3 Source:  Thomson Reuters – for the period of January 1, 2017 to December 31, 2017 as of January 2, 2018.
4 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

5 Annualized return on average common equity and return on average common equity are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of return on average common equity uses annualized net income for the quarter or full year net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.  To determine the ROE, excluding the impact of the net discrete tax provision, both the numerator and denominator were adjusted to exclude the impact of those items:
	4Q 2017	FY 2017

ROE	2.9%	8.1%
Impact of Net Discrete Tax Provision	(5.7%)	(1.3%)
ROE - Adjusted	8.6%	9.4%

6 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the fourth quarter of 2017 and 2016 of approximately $170 million and $157 million, respectively.  Includes preferred dividends and other adjustments related to the calculation of earnings per share for the years ended 2017 and 2016 of approximately $523 million and $471 million, respectively.
7 On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted that significantly revises U.S. corporate income tax law by, among other things, reducing the corporate income tax rate to 21% and implementing a modified territorial tax system, that includes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries.  The estimated enactment net discrete tax provision incorporates assumptions made based upon the Firm’s current interpretation of the Tax Act, and may change as it receives additional clarification and implementation guidance and as the interpretation of the Tax Act evolves over time.

8 The Firm Expense Efficiency Ratio is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.
9 Morgan Stanley net income represents net income (loss) applicable to Morgan Stanley adjusted for net income (loss) applicable to noncontrolling interests.
10 Effective January 1, 2017, the Firm adopted new accounting guidance related to employee share-based payments whereby the income tax consequences related to share-based payments are required to be recognized in Provision for income taxes in the consolidated income statement instead of additional paid-in capital.  The impact of the income tax consequences may be either a benefit or a provision.  Conversion of employee share-based awards to Firm shares will primarily occur in the first quarter of each year. The impact of recognizing excess tax benefits upon conversion of awards was a benefit of $16 million in the fourth quarter of 2017 and a benefit of $155 million in the full year 2017 recorded to the Provision for income taxes.  Results for 2016 have not been restated pursuant to the guidance.
11 Pre-tax income represents income (loss) from continuing operations before taxes.
12 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.
14 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.
15 Annualized revenue per Wealth Management representative is defined as annualized revenue divided by average representative headcount.
16 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At December 31, 2017, the Firm’s ratio is based on the Standardized Approach transitional rules.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2016 10-K and Part I, Item 2 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 10-Q for the quarter ended September 30, 2017.
17 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.
18 The Firm is required to disclose information related to its supplementary leverage ratio, which through the end of 2017 included the effects of transitional provisions.  The supplementary leverage ratio will become effective as a capital standard on January 1, 2018.  Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in Tier 1 capital numerator of approximately $69.0 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.08 trillion.  The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations.  Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates.  See “Risk Factors” in Part I, Item 1A in the 2016 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.
19 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
20 The reconciliation of the effective tax rate from continuing operations excluding the intermittent net discrete tax provision is as follows:
	4Q 2017	FY 2017

Effective Tax Rate	71.5%	39.7%
Impact of Net Discrete Tax Provision	(40.1%)	(8.9%)
Effective Tax Rate - Adjusted	31.4%	30.8%

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2017	Sept 30, 2017	Dec 31, 2016	Sept 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016	Change
Net revenues
Institutional Securities	$4,523	$4,376	$4,614	3%	(2%)	$18,813	$17,459	8%
Wealth Management	4,407	4,220	3,990	4%	10%	16,836	15,350	10%
Investment Management	637	675	500	(6%)	27%	2,586	2,112	22%
Intersegment Eliminations	(67)	(74)	(83)	9%	19%	(290)	(290)	--
Net revenues	$9,500	$9,197	$9,021	3%	5%	$37,945	$34,631	10%

Income (loss) from continuing operations before tax
Institutional Securities	$1,235	$1,236	$1,326	--	(7%)	$5,644	$5,123	10%
Wealth Management	1,150	1,119	891	3%	29%	4,299	3,437	25%
Investment Management	80	131	28	(39%)	186%	456	287	59%
Intersegment Eliminations	6	(4)	1	*	*	4	1	*
Income (loss) from continuing operations before tax	$2,471	$2,482	$2,246	--	10%	$10,403	$8,848	18%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$312	$973	$1,104	(68%)	(72%)	$3,491	$3,649	(4%)
Wealth Management	404	698	531	(42%)	(24%)	2,414	2,104	15%
Investment Management	(36)	114	30	*	*	245	225	9%
Intersegment Eliminations	6	(4)	1	*	*	4	1	*
Net Income (loss) applicable to Morgan Stanley	$686	$1,781	$1,666	(61%)	(59%)	$6,154	$5,979	3%
Earnings (loss) applicable to Morgan Stanley common shareholders	$516	$1,688	$1,509	(69%)	(66%)	$5,631	$5,508	2%

Financial Metrics:

Earnings per basic share	$0.29	$0.95	$0.84	(69%)	(65%)	$3.16	$2.98	6%
Earnings per diluted share	$0.29	$0.93	$0.81	(69%)	(64%)	$3.09	$2.92	6%
Earnings per diluted share excluding net discrete tax provision / benefit	$0.84	$0.88	$0.74	(5%)	14%	$3.60	$2.88	25%

Return on average common equity	2.9%	9.6%	8.7%			8.1%	8.0%
Return on average common equity excluding net discrete tax provision / benefit	8.6%	9.1%	8.0%			9.4%	7.9%

Book value per common share	$38.54	$38.87	$36.99			$38.54	$36.99
Tangible book value per common share	$33.48	$33.86	$31.98			$33.48	$31.98

Notes: - Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2017	Sept 30, 2017	Dec 31, 2016	Sept 30, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016	Change
Revenues:
Investment banking	$1,548	$1,380	$1,377	12%	12%	$6,003	$4,933	22%
Trading	2,246	2,704	2,789	(17%)	(19%)	11,116	10,209	9%
Investments	325	167	(19)	95%	*	820	160	*
Commissions and fees	1,064	937	1,043	14%	2%	4,061	4,109	(1%)
Asset management	3,102	3,026	2,754	3%	13%	11,797	10,697	10%
Other	220	200	194	10%	13%	848	825	3%
Total non-interest revenues	8,505	8,414	8,138	1%	5%	34,645	30,933	12%

Interest income	2,586	2,340	1,868	11%	38%	8,997	7,016	28%
Interest expense	1,591	1,557	985	2%	62%	5,697	3,318	72%
Net interest	995	783	883	27%	13%	3,300	3,698	(11%)
Net revenues	9,500	9,197	9,021	3%	5%	37,945	34,631	10%
Non-interest expenses:
Compensation and benefits	4,279	4,169	4,083	3%	5%	17,166	15,878	8%

Non-compensation expenses:
Occupancy and equipment	339	330	311	3%	9%	1,329	1,308	2%
Brokerage, clearing and exchange fees	537	522	480	3%	12%	2,093	1,920	9%
Information processing and communications	471	459	460	3%	2%	1,791	1,787	--
Marketing and business development	190	128	169	48%	12%	609	587	4%
Professional services	547	534	578	2%	(5%)	2,169	2,128	2%
Other	666	573	694	16%	(4%)	2,385	2,175	10%
Total non-compensation expenses	2,750	2,546	2,692	8%	2%	10,376	9,905	5%

Total non-interest expenses	7,029	6,715	6,775	5%	4%	27,542	25,783	7%

Income (loss) from continuing operations before taxes	2,471	2,482	2,246	--	10%	10,403	8,848	18%
Income tax provision / (benefit) from continuing operations	1,767	697	566	154%	*	4,125	2,726	51%
Income (loss) from continuing operations	704	1,785	1,680	(61%)	(58%)	6,278	6,122	3%
Gain (loss) from discontinued operations after tax	2	6	0	(67%)	*	(19)	1	*
Net income (loss)	$706	$1,791	$1,680	(61%)	(58%)	$6,259	$6,123	2%
Net income applicable to nonredeemable noncontrolling interests	20	10	14	100%	43%	105	144	(27%)
Net income (loss) applicable to Morgan Stanley	686	1,781	1,666	(61%)	(59%)	6,154	5,979	3%
Preferred stock dividend / Other	170	93	157	83%	8%	523	471	11%
Earnings (loss) applicable to Morgan Stanley common shareholders	$516	$1,688	$1,509	(69%)	(66%)	$5,631	$5,508	2%

Pre-tax profit margin	26%	27%	25%			27%	26%
Compensation and benefits as a % of net revenues	45%	45%	45%			45%	46%
Non-compensation expenses as a % of net revenues	29%	28%	30%			27%	29%
Firm expense efficiency ratio	74%	73%	75%			73%	74%
Effective tax rate from continuing operations	71.5%	28.1%	25.2%			39.7%	30.8%

Notes: - Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information.